Exhibit 10.58

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Notice of Restricted Stock Grant for Employees
You (the “Grantee”) have been granted the following award of restricted Common Stock (the “Restricted Stock”) of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:                        [Name]
Number of Shares of Restricted Stock Granted:            [xxx]
Effective Date of Grant:                        [xxx]
Vesting and Period of Restriction:                See Exhibit A
This document is intended as a summary of your individual restricted stock award. If there are any discrepancies between this summary and the provisions of the Restricted Stock Award Agreement, Plan Document and Plan Prospectus, the provisions of those documents will prevail.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AMENDED AND RESTATED
2008 OMNIBUS INCENTIVE PLAN
Restricted Stock Award Agreement

Section 1.	GRANT OF RESTRICTED STOCK
(a) Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant and this Restricted Stock Award Agreement (the “Agreement”), Fidelity National Information Services, Inc. (the “Company”) grants to the Grantee on the Effective Date of Grant the Restricted Stock set forth in the Notice of Restricted Stock Grant.
(b) Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”), the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS
(a)    Forfeiture. Subject to the terms and conditions of Grantee’s employment agreement, if any,
(i)If the Grantee’s employment is terminated by the Company, or any of its Affiliates or Subsidiaries, for Cause (as defined below), or is terminated by the Grantee without Good Reason (as defined in Grantee’s employment agreement, should Grantee have an employment agreement with an applicable provision), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock that are not vested at the time of such termination.

(ii) If the Grantee’s employment terminates due to the Grantee’s death or Disability (as defined below), or is terminated by the Company, or any of its Affiliates or its Subsidiaries without Cause (as defined below), or is terminated by the Grantee with Good Reason (as defined in Grantee’s employment agreement, should Grantee have an employment agreement with an applicable provision) and any Performance Restriction (if applicable, as defined in Exhibit A) has been satisfied as of the date of the Grantee’s termination of employment, then a portion of the Shares which on the date of termination of employment remain subject to a Time-Based Restriction (as defined in Exhibit A) shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(b) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):
(A x B) – C, where
A = the total number of Shares granted under this Agreement,
B = the number of completed months to the date of termination of employment since the Effective Date of Grant divided by 36, and
C = the number of Shares granted under this Agreement which vested on or prior to the date of termination of employment.
If a Performance Restriction has not been satisfied as of the date of the Grantee’s termination of employment due to any of the reasons set forth in this Section 2(a)(ii), then all of the Shares shall be forfeited to the Company, for no consideration.
(iii)The term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company, or any Affiliate or Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company, or any Affiliate or Subsidiary, the term “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (B) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (C) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (D) material breach of this Agreement; (E) material breach of Company's business policies, accounting practices or standards of ethics; or (F) failure to materially cooperate with or impeding an investigation authorized by the Board.
(iv)The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company, or any Affiliate or Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company, or any Affiliate or Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(v) “Good Reason” termination shall apply only if the Grantee has an employment agreement with the Company, or Affiliate or any Subsidiary with an applicable provision and shall have the meaning ascribed to that term in such employment agreement.
(vi)Notwithstanding any provision of Section 2 of this Agreement, if any provision of this Section 2 conflicts with an employment agreement by and between Grantee and the Company which is currently in effect, such conflicting provisions of that Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to Grantee.
(b)    Transfer Restrictions. During the Period of Restriction, Grantee is subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock; (ii) engaging in short sale transactions with the Restricted Stock and; (iii) pledging the Restricted Stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For all other Grantees, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock and (ii) engaging in short sale transactions with the Restricted Stock.
(c)    Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice of Restricted Stock Grant. Subject to the terms of the Plan and Sections 2(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.
(d)    Holding Requirement Following Period of Restriction. If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any vested Shares of Restricted Stock from the date of vesting, or from the date of acquisition by exercise of vested stock options (net of any shares required to be sold to satisfy taxes due from the exercise), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”); provided, however, that this Section 2(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

Section 3.	STOCK CERTIFICATES
As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

Section 4.	TRADING STOCK AND SHAREHOLDER RIGHTS
(a)    Grantee is subject to insider trading liability if Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), or someone designated as an “insider” by the Company, Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as the “blackout period.” The recurring “blackout period” begins at the end of each calendar quarter and ends two (2) trading days following the Company’s earnings release.

(b)    Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Company, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Board of Directors, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 5.	DIVIDENDS
(a)    Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b)    Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c)    Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d)    Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

Section 6.	NON-COMPETITION
This section shall apply only to Grantees who, at the time of this grant, occupy a position with the Company with a job grade of 229 or numerically higher, or a substantially similar position with any Affiliate or Subsidiary of the Company.

(a)    Grantee acknowledges that he/she will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. Grantee further acknowledges that the scope of business in which the Company and its affiliates are engaged as of the Grant Date is national and very competitive and one in which few companies can successfully compete. Competition by Grantee in that business after the termination of employment would severely injure Company and its affiliates. Accordingly, in consideration for the value of this grant, during Grantee’s employment and for a period of one (1) year after Grantee's employment terminates for any reason whatsoever, Grantee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates or subsidiaries in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Company or an affiliate or subsidiary.

(b)    No provision of Section 5 shall apply to restrict Grantee’s conduct, or trigger any reimbursement obligations under this Grant Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

(c)    The Company and Grantee recognize that irreparable harm would result from any breach by Grantee of the covenants contained in Section 5 and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to other remedies which may be available to the Company, if Grantee breaches a restrictive covenant in this Grant Agreement, the parties acknowledge that injunctive relief in favor of the Company is proper.

(d)    In the event of a breach by Grantee of any restriction contained in Section 5, such breach shall be considered to be a breach of the terms of the Amended and Restated 2008 Omnibus Incentive Plan, and any other program, plan or arrangement by which Grantee receives equity in the Company. Therefore, in addition to any other available remedy, if Grantee breaches any restrictive covenant contained in Section 5, the Company shall also be entitled to revoke any portion of the Grant for which the restrictions have not lapsed and recover any shares (or the gross value of any shares) delivered or deliverable to Grantee pursuant to this Grant Agreement.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a)    Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting or transfer of the Restricted Stock and that the Grantee should consult an independent tax advisor.
(b)    Tax Withholding. Pursuant to Article 20 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to this Award. The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.
(c)    Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.

(d)    Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(e)    Choice of Law. This Agreement and the Notice of Restricted Stock Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
(f)    Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.
(g)    Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto.
(h)    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(i)    References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.
(j)    Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

EXHIBIT A
Vesting and Restrictions

This grant is subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

In order for the Restricted Stock to vest, the Compensation Committee of the Board of Directors of the Company (the “Committee”) must determine that the Company has achieved Operating Income (as defined below) during the period from January 1, 2014 to December 31, 2014 in an amount equal to or greater than $1.85 billion (the “Performance Restriction”). The “Operating Income” measurement means Operating income from the Company determined in accordance with GAAP as reported in the Company’s financial statements, excluding depreciation and amortization, merger and acquisition-related costs, asset impairment charges and other non-GAAP adjustments. Additionally, changes to the basis of measurement shall be excluded (such as prospective merger and acquisition costs, divestitures, currency, and accounting adjustments, over the existing five-year plan expense), with the goal being to measure the Company’s performance on a year-over-year basis. The Committee will evaluate whether the Operating Income has been achieved following the completion of the Company’s audit for the year ending December 31, 2014.

Time-Based Restrictions

Anniversary Date	% of Restricted Stock
First (1st) anniversary of the Effective Date of Grant	33.33%
Second (2nd) anniversary of the Effective Date of Grant	33.33%
Third (3rd) anniversary of the Effective Date of Grant	33.34%

Vesting

If the Operating Income, as defined above, for the year ended December 31, 2014 has been achieved, the percentage of the Restricted Stock indicated next to each Anniversary Date shall vest on such indicated anniversary date (such three year vesting schedule referred to as the “Time-Based Restrictions”). If the Operating Income for the year ended December 31, 2014 has been not achieved, none of the Restricted Stock granted hereunder shall vest and, for no consideration, will be automatically forfeited to the Company.